UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The

Securities Exchange Act of 1934

March 24, 2020

Date of Report (date of earliest event reported)

NIKE, Inc.

(Exact name of registrant as specified in its charter)

Oregon	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ONE BOWERMAN DRIVE

BEAVERTON, OR 97005-6453

(Address of principal executive offices and zip code)

(503) 671-6453

Registrant’s telephone number, including area code

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class B Common Stock	NKE	New York Stock Exchange
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01. Other Events

Preliminary Earnings Information

On March 24, 2020, NIKE, Inc. reported fiscal 2020 financial results for its third quarter ended February 29, 2020.

•	Revenues rose 5 percent on a reported basis and 7 percent on a currency-neutral basis*; Digital sales up 36 percent versus prior year

•	Diluted earnings per share was $0.53, including a $0.25 non-recurring, non-cash charge associated with the transition to a strategic distributor model in South America

•	Inventory increased 7 percent to $5.8 billion; closeout inventory units declined versus prior year

Revenues increased to $10.1 billion in the third quarter, up 5 percent on a reported basis and up 7 percent on a currency-neutral basis, driven by 13 percent currency-neutral growth in NIKE Direct with digital growth of 36 percent and strong growth across EMEA, APLA and North America, offset by the impact of COVID-19 on our business in Greater China. Digital sales in Greater China increased more than 30 percent while brick and mortar retail sales were impacted by temporary store closures related to COVID-19.

Diluted earnings per share for the quarter was $0.53, including a $0.25 non-recurring, non-cash charge related to our entry into definitive agreements to transition our Brazil, Argentina, Chile and Uruguay businesses to a strategic distributor model. Diluted earnings per share was also adversely impacted by COVID-19.

COVID-19 Update

As discussed in our press release issued on February 4, 2020, operations in Greater China were materially impacted as a result of COVID-19. In the third quarter, on a currency-neutral basis, Greater China revenues were down 4 percent following 22 consecutive quarters of double-digit growth. However, during the first two months of the third quarter, Greater China’s revenue grew strong double digits, offset by the impacts of COVID-19 beginning in late January. At the peak in February, roughly 75 percent of NIKE-owned and partner doors in Greater China were closed with others operating on reduced hours. Currently, nearly 80 percent of doors are open in Greater China with an even higher rate in key cities. Beginning March 16th, all NIKE-owned stores, outside of Greater China, Japan and Korea were closed to help curb the spread of COVID-19.

Non-recurring Items Impacting Comparability in the Third Quarter

Third quarter results contain several non-comparable transactions. In February, we announced the execution of agreements to transition our NIKE Brand businesses in Brazil, Argentina, Chile and Uruguay to strategic distributor partnerships. As a result, we classified the assets and liabilities of the entities to be sold as held-for-sale on our Unaudited Consolidated Balance Sheets and recognized a non-recurring, non-cash charge of $400 million. This charge primarily reflects the anticipated release of associated cumulative foreign currency translation losses and could fluctuate due to changes in exchange rates up to the date of close. Additionally, we completed the sale of the Hurley brand and recognized an immaterial gain on sale. Both the Hurley gain on sale and the charge associated with the transition in South America were recognized in Other (income) expense, net on our Unaudited Consolidated Statements of Income. As a result of the sale of the Hurley business, the Company estimates that revenue growth in North America was adversely impacted by approximately 1-2 percentage points during the third quarter.

Third Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 5 percent to $10.1 billion, up 7 percent on a currency-neutral basis.

◾	Revenues for the NIKE Brand were $9.6 billion, up 6 percent on a currency-neutral basis driven by double-digit growth in NIKE Direct and growth in wholesale; key categories including Sportswear and the Jordan Brand, and continued growth across footwear and apparel.

◾	Revenues for Converse were $506 million, up 11 percent on a currency-neutral basis, mainly driven by double-digit growth in Europe and in digital, globally.

•	Gross margin decreased 80 basis points to 44.3 percent primarily as a result of impacts from COVID-19, including a lower mix of sales in Greater China which is our highest margin geography, as well as increased rebates to wholesale partners and higher costs related to factory cancellations to manage future inventory. Gross margin also declined due to changes in foreign exchange rates and incremental tariffs in North America.

•	Selling and administrative expense increased 6 percent to $3.3 billion. Demand creation expense was $870 million, up 1 percent due primarily to investments in key brand moments. Operating overhead expense increased 8 percent to $2.4 billion driven by wage-related expenses, which reflect investments in data and analytics and other transformational initiatives to accelerate our end-to-end digital transformation.

•	Other (income) expense, net was $297 million comprised primarily of a non-recurring, non-cash charge of $400 million related to the execution of agreements to transition the Company’s operating models in Brazil, Argentina, Chile and Uruguay. This charge largely reflects the anticipated release of associated cumulative foreign currency translation losses.

•	The effective tax rate was 3.9 percent compared to 14.7 percent for the same period last year, due to a shift in the proportion of earnings taxed in the U.S., and increased benefits from discrete items.

•	Net income decreased 23 percent to $847 million and diluted earnings per share decreased 22 percent to $0.53 as strong revenue growth in NIKE Direct and across EMEA, APLA and North America was offset primarily by the aforementioned non-recurring charge and the impacts to Greater China from COVID-19.

February 29, 2020 Balance Sheet Review

•	Inventories for NIKE, Inc. were $5.8 billion, up 7 percent compared to the prior year period, reflecting anticipated strong demand across all geographies as well as higher inventories in Greater China due to COVID-19. APLA inventory declined due to the reclassification of inventory in Brazil, Argentina, Chile and Uruguay into Prepaid expenses and other current assets as a result of the aforementioned transaction.

•	Cash and equivalents and short-term investments were $3.2 billion, $864 million lower than last year as share repurchases, dividends, and investments in infrastructure more than offset proceeds from net income.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased 9.6 million shares for approximately $957 million as part of the four-year, $15 billion program approved by the Board of Directors in June 2018. As of February 29, 2020, a total of 43.3 million shares had been repurchased under this program for approximately $3.9 billion.

*    See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

NIKE, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED		% Change	NINE MONTHS ENDED		% Change
(In millions, except per share data)	2/29/2020	2/28/2019		2/29/2020	2/28/2019
Revenues	$10,104	$9,611	5%	$31,090	$28,933	7%
Cost of sales	5,631	5,272	7%	17,202	16,092	7%

Gross profit	4,473	4,339	3%	13,888	12,841	8%
Gross margin	44.3%	45.1%		44.7%	44.4%

Demand creation expense	870	865	1%	2,769	2,739	1%
Operating overhead expense	2,413	2,226	8%	7,166	6,557	9%

Total selling and administrative expense	3,283	3,091	6%	9,935	9,296	7%
% of revenues	32.5%	32.2%		32.0%	32.1%

Interest expense (income), net	12	12	—	39	37	—
Other (income) expense, net	297	(55)	—	223	(50)	—

Income before income taxes	881	1,291	-32%	3,691	3,558	4%
Income tax expense	34	190	-82%	362	518	-30%

Effective tax rate	3.9%	14.7%		9.8%	14.6%

NET INCOME	$847	$1,101	-23%	$3,329	$3,040	10%

Earnings per common share:
Basic	$0.54	$0.70	-23%	$2.13	$1.92	11%
Diluted	$0.53	$0.68	-22%	$2.09	$1.87	12%
Weighted average common shares outstanding:
Basic	1,556.3	1,572.8		1,559.8	1,582.8
Diluted	1,591.6	1,609.6		1,594.6	1,621.5
Dividends declared per common share	$0.245	$0.22		$0.71	$0.64

NIKE, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in millions)	February 29, 2020	February 28, 2019	% Change
ASSETS
Current assets:
Cash and equivalents	$2,863	$3,695	-23%
Short-term investments	319	351	-9%
Accounts receivable, net	4,473	4,549	-2%
Inventories	5,807	5,415	7%
Prepaid expenses and other current assets	2,282	1,786	28%

Total current assets	15,744	15,796	0%
Property, plant and equipment, net	4,783	4,688	2%
Operating lease right-of-use assets, net	2,907	—	—
Identifiable intangible assets, net	275	283	-3%
Goodwill	223	154	45%
Deferred income taxes and other assets	2,288	2,000	14%

TOTAL ASSETS	$26,220	$22,921	14%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4	$6	-33%
Notes payable	9	16	-44%
Accounts payable	2,221	2,307	-4%
Current portion of operating lease liabilities	422	—	—
Accrued liabilities	5,356	4,738	13%
Income taxes payable	268	214	25%

Total current liabilities	8,280	7,281	14%
Long-term debt	3,463	3,465	0%
Operating lease liabilities	2,758	—	—
Deferred income taxes and other liabilities	2,674	3,214	-17%
Redeemable preferred stock	—	—	—
Shareholders' equity	9,045	8,961	1%

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$26,220	$22,921	14%

NIKE, Inc.

DIVISIONAL REVENUES

(Unaudited)

	THREE MONTHS ENDED		% Change	% Change Excluding Currency Changes[1]	NINE MONTHS ENDED		% Change	% Change Excluding Currency Changes[1]

(Dollars in millions)	2/29/2020	2/28/2019			2/29/2020	2/28/2019
North America
Footwear	$2,628	$2,509	5%	5%	$7,723	$7,309	6%	6%
Apparel	1,228	1,173	5%	5%	4,076	3,985	2%	2%
Equipment	123	128	-4%	-4%	455	443	3%	3%

Total	3,979	3,810	4%	4%	12,254	11,737	4%	4%
Europe, Middle East & Africa
Footwear	1,711	1,589	8%	9%	5,005	4,650	8%	11%
Apparel	889	750	19%	20%	2,655	2,374	12%	15%
Equipment	109	96	14%	14%	359	331	8%	12%

Total	2,709	2,435	11%	13%	8,019	7,355	9%	13%
Greater China
Footwear	1,075	1,115	-4%	-3%	3,486	3,095	13%	16%
Apparel	400	444	-10%	-9%	1,428	1,314	9%	12%
Equipment	31	29	7%	3%	118	102	16%	18%

Total	1,506	1,588	-5%	-4%	5,032	4,511	12%	15%
Asia Pacific & Latin America
Footwear	963	909	6%	11%	2,890	2,669	8%	14%
Apparel	388	340	14%	20%	1,154	1,032	12%	18%
Equipment	63	58	9%	15%	183	174	5%	11%

Total	1,414	1,307	8%	13%	4,227	3,875	9%	15%
Global Brand Divisions[2]	8	8	0%	2%	24	33	-27%	-26%

TOTAL NIKE BRAND	9,616	9,148	5%	6%	29,556	27,511	7%	10%

Converse	506	463	9%	11%	1,541	1,415	9%	11%
Corporate[3]	(18)	—	—	—	(7)	7	—	—

TOTAL NIKE, INC. REVENUES	$10,104	$9,611	5%	7%	$31,090	$28,933	7%	10%

TOTAL NIKE BRAND
Footwear	$6,377	$6,122	4%	5%	$19,104	$17,723	8%	10%
Apparel	2,905	2,707	7%	9%	9,313	8,705	7%	9%
Equipment	326	311	5%	6%	1,115	1,050	6%	9%
Global Brand Divisions[2]	8	8	0%	2%	24	33	-27%	-26%

TOTAL NIKE BRAND REVENUES	$9,616	$9,148	5%	6%	$29,556	$27,511	7%	10%

[1]	The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.
[2]	Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3]	Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.

EARNINGS BEFORE INTEREST AND TAXES1

(Unaudited)

	THREE MONTHS ENDED		% Change	NINE MONTHS ENDED		% Change
(Dollars in millions)	2/29/2020	2/28/2019		2/29/2020	2/28/2019
North America	$937	$916	2%	$2,912	$2,877	1%
Europe, Middle East & Africa	575	538	7%	1,694	1,489	14%
Greater China	556	639	-13%	1,919	1,702	13%
Asia Pacific & Latin America	387	339	14%	1,105	983	12%
Global Brand Divisions[2]	(895)	(788)	-14%	(2,624)	(2,432)	-8%

TOTAL NIKE BRAND[1]	1,560	1,644	-5%	5,006	4,619	8%

Converse	96	79	22%	324	221	47%
Corporate[3]	(763)	(420)	-82%	(1,600)	(1,245)	-29%

TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	893	1,303	-31%	3,730	3,595	4%

Interest expense (income), net	12	12	—	39	37	—

TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$881	$1,291	-32%	$3,691	$3,558	4%

[1]	The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company's underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.
[2]	Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3]	Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three and nine months ended February 29, 2020, Corporate includes the non-recurring charge, recognized as a result of the Company’s decision to transition its operations in Brazil, Argentina, Chile and Uruguay to third-party distributors. This charge primarily reflects the anticipated release of associated non-cash cumulative foreign currency translation losses.

COVID-19 Update**

We remain focused first and foremost on the health, safety, and well-being of our teammates around the globe. This is at the foundation of all the business decisions we are making during these unprecedented times.

A novel strain of coronavirus (COVID-19) that was first identified in Wuhan, China in December 2019, and subsequently declared a pandemic by the World Health Organization, has surfaced in nearly all regions around the world and resulted in travel restrictions and business slowdowns or shutdowns in affected areas. As a result, COVID-19 has impacted our business globally, including through store closures or reduced operating hours and/or decreased retail traffic. In particular, the outbreak and preventive measures taken have had a material negative impact on our sales and operations in Greater China during the third quarter of fiscal 2020 following the temporary closure of, or reduced operating hours in, approximately 75 percent of NIKE-owned and partner stores in Greater China. Similarly, effective as of March 16, 2020, we temporarily closed stores in multiple regions around the world, including in the United States, Canada, Western Europe, Australia and New Zealand, and as a result, we expect our sales and business in these regions will be adversely impacted. Additional store closures by us and our partners globally have been and may be required and there can be no assurance as to how long these closures may remain in effect. Furthermore, even after reopening there can be no assurance as to the time required to regain operations and sales at prior levels. However, as of March 24, 2020, approximately 80 percent of NIKE-owned and partner stores in Greater China have reopened and are operating at normal business hours, and we have seen the Greater China business begin to recover with continued strong digital demand and retail store traffic increasing on a week-over-week basis through March 24, 2020.

COVID-19 has also impacted our distribution centers and our third party manufacturing partners and other vendors, including through the effects of facility closures, reductions in operating hours, labor shortages, and real time changes in operating procedures to accommodate social distancing guidelines. Additionally, this outbreak may impact distribution and logistics providers’ ability to operate or may increase their operating costs. These supply chain effects may have an adverse effect on our ability to meet consumer demand, including digital demand, and could result in an increase in our costs of production and distribution, including increased freight and logistics costs and other expenses.

Our business is sensitive to reductions in discretionary spending by consumers. To date, this outbreak has caused, and is continuing to cause, significant disruption in the financial markets both globally and in the United States, which could lead to a decline in discretionary spending by consumers, and which could in turn impact, possibly materially, our business, sales, financial condition and results of operations. We cannot predict the degree to, or the time period over, which our sales and operations will be affected by this outbreak, and the effects could be material. We have sufficient liquidity to operate through cash, short-term investments and our undrawn revolving credit facility, but COVID-19 has resulted in significant disruption of global financial markets, which could have a negative impact on our ability to access capital in the future. Given the uncertainty in the circumstances, we may, in addition to this offering, pursue other actions to enhance our liquidity position, which could include increasing our borrowing capacity under our commercial paper program and entering into new credit facilities, to the extent available.

We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities and may take additional actions based on their recommendations. In these circumstances, there may be developments outside our control requiring us to adjust our operating plan. The further spread of COVID-19, and the requirements to take action to limit the spread of the illness, will impact our ability to carry out our business as usual and may materially adversely impact global economic conditions, our business, results of operations and financial condition.

**    The marked section contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2020	NIKE, Inc.
(Registrant)

		By:	/s/ Andrew Campion
Andrew Campion
Executive Vice President and Chief Financial Officer